Exhibit 10.5

PARTICIPATION AGREEMENT
UNDER THE
ORANGE BANK & TRUST COMPANY
PERFORMANCE-BASED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS PARTICIPATION AGREEMENT is effective as of December 31, 2018 by and between ORANGE BANK & TRUST COMPANY (the “Bank”), and MICHAEL GILFEATHER, an executive of Orange County Bancorp, Inc. (the “Company”) and the Bank (referred to herein as the “Participant” and the “Executive”) (the “Participation Agreement”).

RECITALS:

WHEREAS, the Company, the Bank and the Executive entered into an employment agreement effective March 18, 2014 and subsequently amended on September 30, 2015 (the “Employment Agreement”);

WHEREAS, Section 2.9 of the Employment Agreement provides that the Bank will establish a written supplemental executive retirement plan for the Executive upon the achievement of certain financial goals;

WHEREAS, the Bank maintains the Orange Bank & Trust Company Performance-based Supplemental Executive Retirement Plan (the “Plan”) for the benefit of a select group of management

WHEREAS, in accordance with Article III of the Plan, the Administrator has determined that the Executive is eligible to commence participation in the Plan under the terms and conditions set forth in this Participation Agreement and outlined in the Plan;

WHEREAS, upon execution of this Participation Agreement. Executive agrees to participate in the Plan under the terms and conditions set forth in this Participation Agreement and the Plan; and

WHEREAS, the obligation set forth in Section 2.9 of the Employment Agreement is hereby set forth in this Participation Agreement and related Plan and no further benefit related to Section 2.9 of the Employment Agreement is owed to the Executive under the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.            Effective Date of Participation. The effective date of the Participant's participation in the Plan is December 31, 2018. Capitalized terms have the meanings as stated in this Agreement and the Plan, attached hereto as Exhibit A.

2.            Normal Retirement Aqe. The Participant's Normal Retirement Age for purposes of the Plan shall be age 65.

3.            Contributions.

(a)         Performance-Based Contributions. Provided that the Participant is employed on December 31st of each Bank fiscal year during the performance-based contribution period (as defined herein), the Bank has One Billion Dollars in Total Assets for two consecutive quarters during an applicable fiscal year in the performance-based contribution period and the Participant satisfies at least 80% of his annual financial goals established for an applicable fiscal year during the performance-based contribution period, the Bank shall credit the Participant's SERP Account with $60,000 for the applicable fiscal year. For purposes of this Participation Agreement, the performance-based contribution period commences in the first fiscal year the Bank's Total Assets hit One Billion Dollars for two consecutive calendar quarters and ends on December 31, 2024.

The Board of Directors of the Bank (the “Board”) will determine, in its sole discretion, whether the Participant achieved his annual financial goals for each fiscal year during the performance-based contribution period and the level of achievement. Following certification of the Participant's annual goals by the Board, performance-based contributions (if any) will be credited to the Participant's SERP Account effective December 31st of the fiscal year in which the applicable contribution applies. Unless otherwise determined by the Board, no performance-based contributions will be made to the Participant's SERP Account after December 31, 2024.

(b)        Discretionary Contributions. At the sole discretion of the Administrator, a Discretionary Contribution may be credited to the Participant's SERP Account at any time.

4.           Vesting.      Unless otherwise set forth in this Participation Agreement or the Plan, contributions made under Section 3(a) of this Participation Agreement will vest one (1) year after the contribution is credited to the Participant's SERP Account. Contributions made under Section 3(b) of this Participation Agreement will vest under the terms and conditions set forth at the time the Discretionary Contribution is awarded. Notwithstanding the foregoing, the Participant's entire SERP Account will vest upon a Change in Control, Participant's attainment of Normal Retirement Age, Participant's termination of employment under Section 4(f) of his New Agreement (as defined below) or upon Participant's death.

Subject to the vesting requirements above, any performance-based contribution credited to the Participant's SERP Account shall not be forfeited solely because the Bank's Total Assets in any fiscal year subsequent to a performance-based contribution falls below One Billion Dollars.

5.          Form and Timing of Distribution of SERP Account Balance.

(a)       Separation from Service Prior to Attainment of Normal Retirement Age without Cause or for Good Reason. In the event the Executive has not attained Normal Retirement Age and the Executive has a Separation from Service without Cause or for Good Reason (as such terms are defined in the Executive's employment agreement effective December 31, 2018 (the “New Agreement”)), the Executive (or his Beneficiary) shall commence the receipt of his vested SERP account balance (in installments) on the 1st day of the full calendar month following his attainment of Normal Retirement Age. The Executive's SERP Account shall be payable in five (5) substantially equal annual installments.

(b)       Separation from Service on or After Attaining Normal Retirement Age. Upon attainment of Normal Retirement Age followed by a Separation from Service for reasons other than Cause, the Participant will receive his vested SERP Account balance in installments over a five (5) year period. Payments under this paragraph (b) will commence on the 1st day of the full calendar month following the Participant's Separation from Service.

(c)        Change in Control. In the event the Participant is terminated upon or within 12 months of a Change in Control, the Participant will receive his SERP benefit in a lump sum as soon as practicable following his Separation from Service. If the payment of the Participant's SERP Account balance, either alone or together with any other payments and benefits the Participant has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, such payments and benefits shall be reduced by the minimum amount necessary to result in no portion of such payments and benefits being non-deductible to the Employer pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

(d)        Payments following Death. If the Participant dies prior to the commencement of his SERP benefits, his Beneficiary, or if none is designated his estate, shall receive the vested portion of his SERP Account balance on the 1st day of the second calendar month following the Participant's death. If the Participant dies while in pay status, his Beneficiary, or if none is designated his estate, shall receive the remaining installment payments at the same time and in the same manner they would have been paid to the Participant had he survived.

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(e)        Payments following determination of Disability. In the event the Executive is determined to be “disabled” as defined in the New Agreement, the Executive’s vested SERP Account balance shall be payable in installments commencing on the 1st day of the second calendar month after the Executive’s Separation from Service following a determination that the Executive is disabled. The Executive’s SERP Account shall be payable in five (5) substantially equal annual installments.

(f)        Payments following Separation from Service under Section 4(f)of New Agreement. In the event the Participant has a Separation from Service under Section 4(f) of the New Agreement, Executive’s vested SERP Account balance shall be distributed (in installments) to the Executive (or his Beneficiary) commencing on the 1st day of the full calendar month following the Executive’s attainment of Normal Retirement Age. The Executive’s SERP Account shall be payable in five (5) substantially equal annual installments.

6.          Forfeitures.      In the event the Participant is terminated for Cause, voluntarily terminates his employment without Good Reason (as defined in the New Agreement) or breaches a restrictive covenant in the New Agreement, the Executive will forfeit his entire SERP Account balance (vested and un-vested) in accordance with terms of the Plan.

7.          Valuation Date.      Except in the event of a Change in Control, the Participant’s Separation from Service date shall be the valuation date for purposes of determining the value of the Participant’s SERP Account Balance upon distribution. Installment payments shall be valued in accordance with Section 4.6 of the Plan.

8.          Governing Law.      This Agreement shall be governed under the laws of the State of New York, but only to the extent not superseded by federal law.

Notwithstanding anything in this Participation Agreement to the contrary, if the Participant is a Specified Employee (as defined in the Plan) at the time of his Separation from Service (for reasons other than Disability or death), the Employer will delay the distribution of the Participant’s SERP Account balance until the first day of the seventh month following the Participant’s Separation from Service.

IN WITNESS WHEREOF,  each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT	ORANGE BANK & TRUST COMPANY

/s/ Michael Gilfeather	/s/ Louis Heimbach
Michael Gilfeather	By:	Louis Heimbach
	Title:	CHAIRMAN

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